Exhibit 99.1

Unifi Provides Preliminary Third Quarter Business Update

Three percent sales growth is overshadowed by raw material cost-related challenges and demand pressures in domestic markets, significantly impacting gross margin during the period

GREENSBORO, N.C., April 16, 2018 – Unifi, Inc. (NYSE: UFI), one of the world’s leading innovators in synthetic and recycled yarns, today announced preliminary financial results for its fiscal third quarter ended March 25, 2018.

For the third quarter, the Company expects:

•	Net sales of approximately $166 million;
•	Gross margin of approximately 10.0%;
•	Operating income between $1.5 million and $1.7 million;
•	Net (loss) income between ($0.4) million and $0.4 million; and
•	Diluted (Loss) Earnings per Share between ($0.02) and $0.02.

“While third quarter net sales grew 3% and show that our growth investments are taking hold, profitability was considerably lower than we forecasted when we began our third quarter due to a challenging global cost environment and softer domestic demand,” said Kevin Hall, Chairman and CEO of Unifi. “As we discussed in our second quarter earnings call, we anticipated that raw material costs and a challenging domestic landscape would pressure third quarter gross margins, but the operating environment proved even more difficult. These headwinds led to a significant decline in profitability as compared to third quarter fiscal 2017."

For fiscal 2018, the Company continues to believe its net sales performance will be consistent with its previously announced guidance, but short term profitability will remain negatively impacted by difficult market dynamics.

The preliminary, unaudited information contained in this announcement remains subject to confirmation and finalization based on the Company's quarter-end closing procedures, including its execution of its internal controls over financial reporting and the subsequent occurrence or identification of events prior to the formal issuance of the quarterly financial statements.

Third Quarter Fiscal 2018 Earnings Conference Call

The Company is scheduled to announce its third quarter fiscal 2018 results during its earnings conference call on April 25, 2018, at 8:30 a.m. Eastern Time.  The call can be accessed via a live audio webcast on the Company’s website at http://investor.unifi.com.  Additional supporting materials and information related to the call will also be available on the Company’s website.

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About Unifi:

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world’s leading innovators in manufacturing synthetic and recycled performance fibers. The Company’s proprietary technologies offer increased performance, comfort and style advantages, enabling customers to develop products that perform, look and feel better. Through REPREVE®, one of Unifi’s proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 10 billion plastic bottles into recycled fiber for new clothing, shoes, home goods and other consumer products. Unifi continually innovates to meet consumer needs in moisture management, thermal regulation, antimicrobial, UV protection, stretch, water repellency and enhanced softness with leading products such as Sorbtek®, XS™ Cross Section technology and Cotton-like™ technology. Unifi collaborates with many of the world’s most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about Unifi, visit www.Unifi.com.

Contact information:

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

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Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about the financial condition and results of operations of UNIFI that are based on management’s beliefs, assumptions and expectations about our future economic performance, considering the information currently available to management.  Examples of forward-looking statements include, among others, guidance pertaining to our financial outlook. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “intend,” “seek,” “strive” and words of similar import, or the negative of such words, identify or signal the presence of forward-looking statements.  These statements are not statements of historical fact, and they involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that we express or imply in any forward-looking statement.

Factors that could contribute to such differences include, but are not limited to: the competitive nature of the textile industry and the impact of global competition; changes in the trade regulatory environment and governmental policies and legislation; the availability, sourcing and pricing of raw materials; general domestic and international economic and industry conditions in markets where UNIFI competes, including economic and political factors over which UNIFI has no control; changes in consumer spending, customer preferences, fashion trends and end-uses for products; the financial condition of UNIFI’s customers; the loss of a significant customer; the success of UNIFI’s strategic business initiatives; volatility of financial and credit markets; the ability to service indebtedness and fund capital expenditures and strategic business initiatives; availability of and access to credit on reasonable terms; changes in foreign currency exchange, interest and inflation rates; fluctuations in production costs; the ability to protect intellectual property; employee relations; the impact of environmental, health and safety regulations; the operating performance of joint ventures and other equity investments; and the accurate financial reporting of information from equity method investees.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.  New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on UNIFI.  Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, except as may be required by federal securities laws. The above and other risks and uncertainties are described in UNIFI’s most recent annual report on Form 10-K, and additional risks or uncertainties may be described from time to time in other reports filed by UNIFI with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

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